Exhibit 99.1

Trio to acquire producing oil and gas assets in prolific heavy oil region of Saskatchewan Canada

Bakersfield, CA, December 19, 2024 – Trio Petroleum Corp (NYSE American: TPET) (“Trio” or the “Company”), a California-based oil and gas company, today is pleased to announce that it has entered into a non-binding Letter of Intent (“LOI”) for the acquisition of a 100% working interest in certain petroleum and natural gas properties held by Novacor Exploration Ltd. (“Novacor”), which are located in the prolific Lloydminster, Saskatchewan heavy oil region (the “Acquisition”). In the event that Trio consummates the Acquisition, it believes that it could strategically position itself to expand its operations into one of North America’s most promising heavy oil basins, with upside potential for long term production and reserve growth. Since the Novacor assets are in the heavy oil area, they offer economical development and low operational costs. Market accessibility combined with a favorable regulatory process makes this area very attractive for continued and future development within these lands.

The Novacor assets are located at the South-West quarter of Section 19, Township 47, Range 26W3M and the North East Section 3, Township 48, Range 24W3M, both in the Lloydminster, Saskatchewan area. There are currently seven producing wells located on the two properties. Production from the wells in Section 19 is subject to Freehold Royalties of 13.5% and a GORR of 2%, and production from the wells in Section 3 is subject to Freehold Royalties of 15%. The wells produce heavy crude oil from the McLaren/Sparky and Lloydminster formation(s). Novacor is the operator of these cash flow positive wells. Current production is approximately 70 barrels per day with potential for 4 additional re-entry wells and two fully equipped locations to be reactivated each capable of an additional 70 barrels in total per day. Two wells in Section 19 are temporarily shut in waiting to be reactivated and commingled with a lower zone at a cost of approximately C$30,000 per well and once commingled will have the potential to add another 10 bpd each. All of the foregoing information was derived from reports provided to the Company by Novacor.

Additionally, a Reserve Report was prepared in August 2024 by Petrotech and Associates detailing 91.5MBBL for total proved and probable oil of those wells currently being produced. Novacor has identified further potential upside in the Sparky GP thru some multi-lateral drill opportunities.

“We are excited to acquire an initial footprint in this very lucrative oil and gas area of Canada and home to some of the largest players in the industry such as Cenovus Energy, Canadian Natural Resources, Baytex Energy, Rife Resources and many others who have made Heavy Oil a staple of their operation, and where numerous opportunities to acquire additional highly economic fields exist,” stated Robin Ross, Trio’s Chief Executive Officer. Mr. Ross further explained, “that Trio’s relationship with Novacor is very important, because Novacor has a long history of oil and gas development in the area. Trio’s plan is to aggressively grow its footprint in the area utilizing Novacor as an operator of the assets. The initial project has the capability to rapidly double production, and we are looking forward to a long and prosperous relationship with Novacor. Our focus remains on acquiring projects that generate immediate cash flow or offer transformative growth potential with strategic investment like the Asphalt ridge Project in Utah. We believe that this approach aligns with our long-term vision of creating exponential value while managing risk and resources effectively.”

Terms of the Non-binding LOI

The stated purchase price of the Acquisition is CD$2 million (approximately US$1.4 million based on current exchange rates) payable US$650,000 in cash and the remainder in shares of common stock of Trio, which we would agree to use our commercially reasonable efforts to register for resale in a registration statement filed with the United States Securities and Exchange Commission. Upon execution of the LOI, the Company paid Novacor a good faith deposit of $65,000, which will be applied to the cash portion of the purchase price at closing. Other than obligations of confidentiality and exclusivity contained in the LOI, no other terms are binding until definitive acquisition documents are signed by the parties. The definitive acquisition documents would likely contain customary representations and warranties of the parties and certain conditions to closing, including approval of the Acquisition by the board of directors of each of Novacor and Trio, and a condition that Trio raises sufficient financing to consummate the Acquisition. Unless extended by the mutual agreement of the parties, the LOI will terminate on the earlier of (i) the mutual agreement of Novacor and Trio, (ii) the execution of definitive acquisition documents or (iii) on February 15, 2025.

About Trio Petroleum Corp

Trio Petroleum Corp is an oil and gas exploration and development company headquartered in Bakersfield, California, with operations in Monterey County, California, and Uintah County, Utah. In Monterey County, Trio owns an 85.75% working interest in 9,245 acres at the Presidents and Humpback oilfields in the South Salinas Project, and a 21.92% working interest in 800 acres in the McCool Ranch Field. In Uintah County, Trio owns a 2.25% working interest in 960 acres and options to acquire up to an additional 17.75% working interest in the 960 acres, and also an option to acquire 20% working interest in an adjacent 1,920 acres, and a right of first refusal to participate in an additional approximate 30,000 acres of the Asphalt Ridge Project at terms offered to other third parties.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this press release of Trio Petroleum Corp (“Trio”) and its representatives and partners that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Acts”). In particular, when used in the preceding discussion, the words “estimates,” “believes,” “hopes,” “expects,” “intends,” “on-track”, “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Acts and are subject to the safe harbor created by the Acts. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Trio’s control, that could cause actual results to materially and adversely differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth in the Risk Factors sections of the Trio reports filed with the Securities and Exchange Commission (SEC). Copies of such documents are available on the SEC’s website, www.sec.gov. Trio undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact:
Redwood Empire Financial Communications
Michael Bayes
(404) 809 4172
michael@redwoodefc.com